Exhibit 99.1

U.S. Silica Holdings, Inc. Announces Second Quarter 2012 Results

Company’s Two Business Units Deliver Solid Performance

Frederick, MD, July 31, 2012 (BUSINESS WIRE) – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $19.5 million, or $0.37 per basic share and $0.36 per diluted share for the quarter ended June 30, 2012, compared with net income of $6.4 million, or $0.13 per basic and diluted share for the same period in 2011.

Summary Financial and Operating Data

	Three Months Ended June 30,
($ in millions except statistics and per share)	2012	2011
Key Operating Statistics:
Tons Sold: (000s)
Oil & Gas	685.0	535.1
Industrial & Specialty Products	1,098.4	1,105.6

Total	1,783.4	1,640.7

Income:

Revenue	$104.6	$74.1

Contribution Margin	$47.3	$31.5
% Margin	45.2%	42.6%

Adjusted EBITDA (a)	$37.1	$26.4
% Margin	35.5%	35.7%

Net Income	$19.5	$6.4

EPS, Basic	$0.37	$0.13
EPS, Diluted	$0.36	$0.13

(a)	A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most comparable GAAP measure, and other important information appears on page 6.

Bryan Shinn, President and Chief Executive Officer said “I’m pleased that for the second quarter of 2012, U.S. Silica again delivered strong financial results, in line with the high-end of the guidance range provided in our last earnings release. We are very satisfied with these results. Our performance underscores the value of U.S. Silica’s business model – which balances the upside growth potential in unconventional drilling with highly stable industrial markets.”

The Company reported second quarter 2012 revenues of $104.6 million, an increase of $30.5 million, or 41% from the $74.1 million reported for the same period in 2011. Overall sales volume increased to nearly 1.8 million tons, or over 8% above the prior year sales volume of 1.6 million tons.

The Oil and Gas Proppants segment was the primary driver of year-over-year revenue growth. Second quarter Oil and Gas revenues were $54.5 million – up 111 percent compared to second quarter of 2011. The Company sold 685,000 tons of sand into the Oil and Gas markets for hydraulic fracturing, which produced $33.3 million in contribution margin for the second quarter, compared to 535,000 tons and a contribution margin of $16.7 million in the second quarter of 2011.

Second quarter Industrial and Specialty Products segment revenues were $50.1 million, a year-over-year increase of approximately 4%. The ISP segment sold 1,098,000 tons and delivered $14.0 million in contribution margin, compared to 1,106,000 million tons and a contribution margin of $14.8 million in the second quarter of 2011.

The ISP business segment represents the heritage of U.S. Silica and provides the Company a balanced portfolio of markets and customers. The ISP segment has more than 1,400 customers, produces over 200 products to such diverse end-markets as glass containers, flat glass, paint, chemicals and electronics.

SG&A expense was $9.7 million for the second quarter of 2012 compared to $6.0 million for the second quarter of 2011. The increase was driven by additional staffing to support our growth and the administrative requirements of a public company.

Adjusted EBITDA for the second quarter of 2012 was $37.1 million, an increase of 40% compared to $26.4 million for the second quarter of 2011.

Capital Update

As of June 30, 2012, we had $102.6 million of cash and cash equivalents and $24.0 million available under our credit facilities. Our total outstanding debt was $260.6 million. Capital spending for the first half of 2012 was $39 million.

In June 2012, we announced a stock repurchase program of up to $25 million over the next 18 months. As of the end of the second quarter, we had repurchased 20,000 shares for slightly over $200,000 and are treating these shares as treasury stock.

Outlook and Guidance

The Company expects full year revenues of approximately $395 million to $415 million and reaffirms Adjusted EBITDA of $142 million to $150 million, with the most likely outcome to be in the lower half of the range.

Conference Call

U.S. Silica will host a conference call for investors today, July 31, 2012 at 10:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan A. Shinn, President and Chief Executive Officer, and William A. White, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 397401. A webcast of the call can be accessed by visiting the Company’s website at www.ussilica.com. A replay of the webcast will also be available for approximately two weeks following the call.

About U.S. Silica Holdings, Inc.

U.S. Silica Holdings, Inc., a Delaware corporation, is the second largest domestic producer of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The Company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 112-year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 200 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, Maryland.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

CONTACT: U.S. Silica Holdings, Inc., Telephone: 855-SILICA-7 (855-745-4227), Email: IR@ussilica.com

U.S. SILICA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2012	2011
	(in thousands, except per share amounts)
Sales	$104,599	$74,080
Cost of goods sold (excluding depreciation, depletion and amortization)	58,920	42,629
Operating expenses
Selling, general and administrative	9,718	5,952
Advisory fees to parent	—	313
Depreciation, depletion and amortization	5,974	5,252

	15,692	11,517

Operating income	29,987	19,934
Other (expense) income
Interest expense	(3,428)	(5,224)
Early extinguishment of debt	—	(6,043)
Other income, net, including interest income	179	163

	(3,249)	(11,104)

Income before income taxes	26,738	8,830
Income tax (expense) benefit	(7,287)	(2,474)

Net income	$19,451	$6,356

Earnings per share:
Basic	$0.37	$0.13
Diluted	$0.36	$0.13

U.S. SILICA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$102,625	$59,199
Accounts receivable, net	49,904	46,600
Inventories, net	40,131	29,307
Prepaid expenses and other current assets	7,165	8,561
Deferred income taxes, net	20,424	28,007
Income tax receivable	—	3,895

Total current assets	220,249	175,569

Property, plant and mine development, net	363,828	336,788
Debt issuance costs, net	2,348	1,291
Goodwill	68,403	68,403
Trade names	10,436	10,436
Customer relationships, net	6,737	6,942
Other assets	6,458	6,367

Total assets	$678,459	$605,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$4,028	$5,588
Accounts payable	37,588	36,579
Accrued liabilities	8,620	9,875
Accrued interest	86	1,659
Current portion of long-term debt	6,364	6,364
Income tax payable	7,223	—
Current portion of deferred revenue	8,081	10,393

Total current liabilities	71,990	70,458

Long-term debt	254,209	255,425
Note payable to parent	—	15,000
Liability for pension and other post-retirement benefits	49,190	52,078
Deferred revenue	899	2,128
Deferred income taxes, net	69,489	75,915
Other long-term obligations	13,420	12,858

Total liabilities	459,197	483,862

Commitments and contingencies

Stockholders’ Equity:
Common stock	529	500
Preferred stock	—	—
Additional paid-in capital	162,085	103,757
Retained earnings (accumulated deficit)	68,602	30,038
Treasury stock, at cost	(215)	—
Accumulated other comprehensive loss	(11,739)	(12,361)

Total stockholders’ equity	219,262	121,934

Total liabilities and stockholders’ equity	$678,459	$605,796

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA.

	Three Months Ended June 30,
	2012	2011
	(in thousands)
Net income	$19,451	$6,356
Total interest expense, net of interest income	3,383	5,217
Provision for taxes (benefit)	7,287	2,474
Total depreciation, depletion and amortization expenses	5,974	5,252

EBITDA	36,095	19,299
Non-recurring expenses (income) (1)	—	—
Transaction expenses (2)	—	6,043
Permitted management fees and expenses (3)	—	312
Non-cash incentive compensation (4)	493	54
Post-employment expenses (excluding service costs) (5)	404	628
Other adjustments allowable under our existing credit agreements (6)	120	94

Adjusted EBITDA	$37,112	$26,430

(1)	Includes the gain on the sale of assets.
(2)	Includes fees and expenses related to the January 27, 2012 amendment of our Term Loan Facility and ABL Facility.
(3)

Includes fees and expense paid to Golden Gate Capital for ongoing consulting and management services provided pursuant to an Advisory Agreement entered into in connection with the Golden Gate Capital Acquisition; this Advisory Agreement was terminated in connection with our IPO.

(4)	Includes vesting of incentive equity compensation issued to our employees.
(5)

Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period.

(6)	Reflects miscellaneous adjustments permitted under our existing credit agreements, including such items as expenses related to reviewing growth initiatives and potential acquisitions.